EXHIBIT 99.1

Explanation of Responses:

(1) These securities are preferred stock of Acusphere and do not have an expiration date. These securities will automatically convert into shares of Acusphere's Common Stock upon the effectiveness of Acusphere's initial public offering.

(2) The 10% Secured Convertible Promissory Notes are convertible into shares of common stock anytime prior to the maturity date, June 30, 2004. These securities will automatically convert into shares of Acusphere's Common Stock upon the effectiveness of Acusphere's initial public offering.

(3) Each share of Series C-2 Convertible Preferred Stock is convertible into approximately 0.1838 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(4) Each share of Series D-2 Convertible Preferred Stock is convertible into approximately 0.1946 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(5) Each share of Series E-2 Convertible Preferred Stock is convertible into approximately 0.1971 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(6) Each share of Series F-2 Convertible Preferred Stock is convertible into approximately 0.2056 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(7) Each share of Series I-2 Convertible Preferred Stock is convertible into approximately 0.5615 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(8) Each share of Series J-2 Convertible Preferred Stock is convertible into approximately 0.1667 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(9) Each share of Series J-3 Convertible Preferred Stock is convertible into approximately 0.3333 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(10) The conversion price for the conversion of 10% Secured Convertible Promissory Notes into shares of Series J-2 Convertible Preferred Stock is $1.41. Each share of Series J-2 Convertible Preferred Stock is convertible into approximately 0.1667 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(11) The exercise price of the warrants is $1.41. Each share of Series J-2 Convertible Preferred Stock is convertible into approximately 0.1667 shares of Common Stock. The number of shares of Common Stock issuable upon the simultaneous conversion of multiple series of preferred stock may change due to changes in rounding due to the aggregation of fractional shares.

(12) Represents securities held by Bank of America Ventures, of which the Reporting Person is the president and managing director. The Reporting Person disclaims beneficial ownership of such securities.